                                                                   EXHIBIT 10.30



                           DATA PROCESSING AGREEMENT


                                 by and between


                  ALLTEL FINANCIAL INFORMATION SERVICES, INC.

                                      and


                        REGIONAL ACCEPTANCE CORPORATION

                           3004 SOUTH MEMORIAL DRIVE

                        GREENVILLE, NORTH CAROLINA 27834





                                 JULY ___, 1996

                               TABLE OF CONTENTS


1. Services.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

2. Term.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

3. Responsibilities of the Parties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
   3.1 Personnel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
   3.2 Computer Equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
   3.3 Terminals/Communications Cost  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
   3.4 Processing Schedule  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
   3.5 Client Approval of Program Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
   3.6 Confidentiality of Client Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
   3.7 Delivery . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
   3.8 Supplies and Forms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
   3.9 Client's Input Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

4. Data Processing Premises and Security. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
   4.1 Data Processing Premises . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
   4.2 Security Standards . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

5. Software.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
   5.1 Software License.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
   5.2 Additional Licensed Programs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
   5.3 Software Warranty  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
   5.4 User Manuals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
   5.5 Third Party Software . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

   5.6 Installation of New Systems and Subsystems . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
   5.7 Modifications Requested by Client  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
   5.8 Regulatory Reporting Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

6. Education. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

7. Staffing; Computer Use.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
   7.1 Resident Technical Staff . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

8. Performance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
   8.1 Timely Input and Output. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
   8.2 Responsibility for Processing Data.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

9. Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
   9.1 Right to Terminate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
   9.2 Method of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
   9.3 Termination for Acquisition. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
   9.4 Termination for Other Reasons. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
   9.5 Termination for Convenience. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

10. Transitional Cooperation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
   10.1 Offer of Employment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
   10.2 Transition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
   10.3 Additional Support  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

11. Backup, Storage, Files and Programs.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
   11.1 Storage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
   11.2 Disaster Recovery . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

12. Effective Planning and Communication  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

   12.1 Steering Committee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
   12.2 Audit Conference  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

13. Payment and Billing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

14. No Interference with Contractual Relationship.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

15. No Waiver of Default. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

16. Mergers and Acquisitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

17. Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

18. Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

19. Confidential Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

20. Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

21. Independent Contractor. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
   21.1 Client Supervisory Powers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
   21.2 ALLTEL Financial's Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
   21.3 ALLTEL Financial as an Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

22. Client and ALLTEL Financial Employees.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

23. Previous Liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

24. Notices.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

25. Covenant of Good Faith. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

26. Limitation of Liability.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

27. Insurance.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

28. Section Titles. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

29. Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

30. Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

31. Governing Law.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

32. Future Business Arrangements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

33. Dispute Resolution and Arbitration. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
   33.1  Informal Dispute Resolution. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
   33.2 Arbitration.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
   33.3 Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
   33.4  Costs and Attorney's Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

                           DATA PROCESSING AGREEMENT


         This is an Agreement, dated as of the 1st day of July, 1996 (hereinafter the "Effective Date"), by and between ALLTEL FINANCIAL INFORMATION SERVICES, INC., an Arkansas corporation, 4001 Rodney Parham Road, Little Rock, Arkansas 72212-2496 (hereinafter "ALLTEL Financial") and


                        REGIONAL ACCEPTANCE CORPORATION

                           3004 SOUTH MEMORIAL DRIVE

                        GREENVILLE, NORTH CAROLINA 27834
                                       _

hereinafter "Client").

In consideration of the payments to be made and services to be performed hereunder, the parties agree as follows:

1.       SERVICES.

         ALLTEL Financial will provide to Client the data processing services and products described in this Agreement and its Exhibits. Such services and products include, but are not limited to, the general management of Client's data processing, installation and enhancement of ALLTEL Financial-developed software systems, operation of software systems developed by ALLTEL Financial and third parties, furnishing and operating computer equipment, providing information in various media forms, and a license to use ALLTEL Financial software systems. The specific services provided and the applicable fees therefor are described in more detail in this Agreement and its Exhibits.

2.       TERM.

         The term of this Agreement is five (5) years, beginning on the Effective Date reflected above unless earlier terminated in accordance with the provisions of this Agreement. The end of such term shall be the "Expiration Date". At least nine (9) months prior to the Expiration Date, ALLTEL Financial will submit to Client a written proposal for renewal of this Agreement. Client will respond to such proposal within ninety (90) days following receipt thereof.

3.       RESPONSIBILITIES OF THE PARTIES.

         ALLTEL Financial and Client agree to be responsible for the following matters:

         3.1 PERSONNEL. Upon execution hereof, ALLTEL Financial will offer employment, at comparable compensation, when the compensation for each employee is considered as a whole, to the current data processing employees of Client, who have been designated by Client, in writing, prior to the execution of this Agreement. In the event that employment benefits provided to ALLTEL Financial are less favorable than those provided by Client as of the Effective Date, ALLTEL Financial will gross up such employees base salary so that total compensation to such employee when employed by ALLTEL Financial is no less favorable than that provided to such employees by Client. ALLTEL Financial shall give such employees credit for prior service with Client for purposes of determining eligibility for benefits with ALLTEL Financial and shall provide medical insurance which shall waive the exclusion for pre-existing conditions. The terms of such employment shall be in the sole discretion of ALLTEL Financial. After such employment by ALLTEL Financial, it shall be ALLTEL Financial's responsibility for compliance with employment and labor laws applicable to the employees hired by ALLTEL Financial pursuant to this Section and ALLTEL Financial shall indemnify and hold harmless Client from and against any and all liability, fees (including reasonable attorneys' fees) or costs of any nature arising from ALLTEL Financial's failure to comply with such laws. Client will indemnify, defend and hold ALLTEL Financial harmless from and against any and all liability, fees (including reasonable attorneys' fees) or costs of any nature arising directly or indirectly from claims asserted by such employees under any "Change of Control" contract with Client.

         3.2 COMPUTER EQUIPMENT. Except as otherwise provided in this Agreement Client will supply and pay for all CPUs, communications controllers, DASD equipment, tape/cartridge equipment, printers and related peripheral equipment which may be required for its operation of the Data Center as defined in Section 4.1. ALLTEL Financial shall be responsible for management of such equipment and recommendations for equipment purchases.

         3.3 TERMINALS/COMMUNICATIONS COST. Client will pay all costs of installing and utilizing communication or telephone lines, data sets, modems, terminals, and terminal control units, as required for Client's on-line operations, testing and training. ALLTEL Financial shall be responsible for management of such network and recommendations for equipment purchases, upgrades and reconfigurations.

         3.4 PROCESSING SCHEDULE. ALLTEL Financial will process and update Client's data in accordance with a schedule mutually agreed to by the parties within 30 days after the Account Manager is present on Client's site. Such schedule shall be appended to this Agreement as Exhibit C. In addition, ALLTEL Financial shall submit to Client, within 180 days after the Effective Date, a proposed set of performance standards. The parties will endeavor to agree upon such performance standards, however, if the parties are unable to agree, the dispute regarding such performance standards shall be resolved in accordance with the provisions of Section 33.

         3.5 CLIENT APPROVAL OF PROGRAM CHANGES. All changes to programs used to process Client's data affecting input, output, control, audit, or accounting procedures of Client shall be made only with the prior, written approval of Client.

         3.6 CONFIDENTIALITY OF CLIENT DATA. All information concerning Client, its business or customers submitted to ALLTEL Financial pursuant to this Agreement shall be held in confidence by ALLTEL Financial and shall not be disclosed. Client's data and files shall be and remain the sole property of Client and shall be returned to Client upon the expiration or termination of this Agreement. All ALLTEL Financial employees with access to Client's data shall execute ALLTEL Financial's standard non-disclosure agreement. No person or entity shall be permitted to have access to Client's data in the possession of ALLTEL Financial without the written authorization of Client. All of Client's data in the possession of ALLTEL Financial shall be available for examination by Client, at any time during regular business hours, without notice. If ALLTEL Financial receives any legal process requiring it to produce Client's data or that of any of its customers, ALLTEL Financial shall notify Client promptly, and deliver copies of such orders to Client, immediately and prior to compliance with such process.

         3.7 DELIVERY. Client, or its designee, is responsible for delivery of all input to the Data Center. Client's branches are responsible for the accurate and complete input of all of Client's data. ALLTEL Financial is responsible for safekeeping Client's documents while in ALLTEL Financial's possession in the Data Center and for delivering printed output within the building in which the Data Center is located as of the Effective Date. ALLTEL Financial will also provide for output to the branches to be available on line for access by such branches. Any charges incurred for the use of couriers to distribute Client's output will be the responsibility of Client.

         3.8 SUPPLIES AND FORMS. Client will furnish to ALLTEL Financial its current inventory of magnetic tapes, tape cartridges and impact printer ribbons for use in processing Client's data. ALLTEL Financial will provide all other magnetic tapes, tape cartridges and impact printer ribbons required to perform ALLTEL Financial's processing responsibilities during the term of this Agreement. Client will provide all input and output forms, stock paper, and any forms necessary for ALLTEL Financial to meet the processing requirements of Client, as well as adequate storage therefor.

         3.9 CLIENT'S INPUT DATA. All magnetic tapes furnished by Client to ALLTEL Financial shall be in machine readable condition, accompanied by control totals and, if applicable, encoded batch tickets and proof tapes with totals. Client assumes all risk of loss and expenses of reconstruction of input data, except for loss caused by the negligence of ALLTEL Financial..

4.       DATA PROCESSING PREMISES AND SECURITY.

         4.1 DATA PROCESSING PREMISES. Client agrees to provide ALLTEL Financial with adequate premises, in good repair, to perform its responsibilities under this Agreement (hereinafter the "Data Center"). Without limiting the generality of the foregoing, Client agrees to supply water, sewer, heat, lights, telephone lines, equipment and service, air conditioning, electricity (including, if desired by Client, an uninterruptable power system, battery backup and backup generator capacity), daily janitorial services, office equipment and furniture, and parking spaces for ALLTEL Financial employees under the same conditions currently provided to employees of Client. ALLTEL Financial is not responsible for any injury or damage to property or persons which occurs in or around the Data Center unless it is caused by the negligent or willful misconduct of ALLTEL Financial. Client will provide telephone instruments and telephone service for ALLTEL Financial to communicate with the employees of Client, Client's service bureau customers, if any, and as reasonably required by ALLTEL Financial to operate the Data Center. ALLTEL Financial agrees that it has inspected the Data Center as of the Effective Date and that such space allocated to ALLTEL Financial is adequate for ALLTEL Financial to perform the services hereunder. At the expiration or termination of this Agreement, ALLTEL Financial shall return the portion of the Data Center allocated to ALLTEL Financial hereunder in "broom clean" condition.

         4.2 SECURITY STANDARDS. ALLTEL Financial will adhere to such security standards with respect to Client's data as may reasonably be imposed by Client, including prehiring personnel investigative procedures and discharge of personnel. Client will pay the costs for any modifications or additions to the Data Center which are required by such security standards. Client will reimburse ALLTEL Financial for actual costs incurred if adherence to security standards requested or required by Client increases ALLTEL Financial's costs of operation.

5.       SOFTWARE.

         5.1 SOFTWARE LICENSE. Effective on the Expiration Date (or the earlier Termination Date if this Agreement is terminated by Client pursuant to the provisions of Section 9), ALLTEL Financial will grant and convey to Client and Client will accept a license to use ALLTEL Financial's proprietary application systems ("Software"), under the terms and conditions set forth in Exhibit D. However, such software license shall be effective for only that Software installed for Client's benefit prior to and during the term of this Agreement.

         5.2 ADDITIONAL LICENSED PROGRAMS. The license contemplated by this Section 5 shall also apply to all ALLTEL Financial-developed program modifications, enhancements, new systems or major subsystems installed for Client's benefit pursuant to this Agreement. During the term of this Agreement, when provided to ALLTEL Financial's other commercial clients, ALLTEL Financial shall provide Client, at no additional fees hereunder, all such modifications, enhancements, new systems or major subsystems relating to the Software installed as of the Effective Date or subsequently installed pursuant to mutual agreement of the parties. ALLTEL Financial shall provide Client information regarding such modifications, enhancements, new systems or major subsystems to enable Client to make a decision as to whether to install such release. In the event that Client elects to have such release installed for Client's benefit, ALLTEL Financial shall install such release as part of the services hereunder. ALLTEL Financial will furnish Client, upon request, a current list of all Software systems and subsystems developed and made available by ALLTEL Financial. ALLTEL Financial will give Client ninety (90) days notice prior to eliminating updates for a particular system version of any ALLTEL Financial-developed program. In the event that ALLTEL Financial eliminates updates for any system, Client shall have the right to continue to use such system and obtain maintenance for such system from ALLTEL Financial at additional fees pursuant to Section 5.7.

         5.3 SOFTWARE WARRANTY. Each of the warranties set forth in Exhibit D, as well as the patent and trademark indemnity provisions of Exhibit D, shall apply to the Software, and all enhancements, modifications or changes thereto, furnished or used pursuant to this Agreement. In addition, ALLTEL Financial warrants that: (i) ALLTEL Financial owns the Software and/or has the right to provide such Software to Client as described herein; (ii) to the best of ALLTEL Financial's knowledge after reasonable investigation, the Software, when provided to Client by ALLTEL Financial, did not contain code which would allow the remote disabling or inhibiting of the operation of the Software or any code which had been introduced by a third party and which would be classified as a computer "virus"; and (iii) the Software, when provided to Client by ALLTEL Financial, shall be and remain compatible with the then current IBM operating system in use at Client's data center.

         5.4 USER MANUALS. Prior to the installation of each Software system, ALLTEL Financial will deliver to Client two copies of the applicable User Manuals, and thereafter, two copies of standard updates thereto. Client is responsible for the initial personalization and for the maintenance, reproduction and distribution of User Manuals. ALLTEL Financial hereby consents to the reproduction of User Manuals by Client solely for the internal use of Client in accordance with this Agreement.

         5.5 THIRD PARTY SOFTWARE. ALLTEL Financial will use all computer programs acquired by Client from third parties or developed by Client without the assistance of ALLTEL Financial exclusively to process Client's data. Additional use of such programs by ALLTEL Financial shall require the written approval of Client. ALLTEL Financial reserves the right to review and/or test such programs, in advance of processing, to assure compatibility with ALLTEL Financial equipment and consistency with ALLTEL Financial's processing techniques. Client shall pay all license fees, purchase maintenance contracts for such programs and pay for any required training. ALLTEL Financial shall be responsible for managing the relationship with such third party vendor, including entities with whom ALLTEL Financial has business alliances. Client will indemnify ALLTEL Financial and hold ALLTEL Financial harmless from any loss, claim, damage or expense, including reasonable attorneys' fees, resulting from any action brought or claim made by any third party claiming superior title or right to protection of proprietary information in respect of any such programs. ALLTEL Financial shall indemnify and hold Client harmless from and against any loss, claim, damage or expense, including reasonable attorneys' fees, arising from ALLTEL Financial's unauthorized disclosure or misuse of such third party software in violation of the provisions of any agreement governing the use of such software to the extent that ALLTEL Financial has been made aware of such provisions by Client.

         5.6 INSTALLATION OF NEW SYSTEMS AND SUBSYSTEMS. ALLTEL Financial will, at no additional fee hereunder, install regulatory changes, updates, new systems and subsystems using the Resident Staff. ALLTEL Financial will present to Client the features of and estimated hours required to install such systems or subsystems. Client, at its option, may elect to install the new system or subsystem or to continue use of the then installed ALLTEL Financial-developed system.

         5.7 MODIFICATIONS REQUESTED BY CLIENT. If requested by Client, ALLTEL Financial agrees to provide Client with a quotation for fees for the modification of the ALLTEL Financial-developed programs installed for Client by ALLTEL Financial. Following Client's approval, if such modifications require programming, such programming will be provided by non-resident ALLTEL Financial staff in accordance with the schedule of fees set out in Exhibit B. Implementation of such Client-authorized modifications will be performed by the Resident Staff. Client understands that modifications may require an increase in the time of performance and/or the Resident Staff to subsequently install ALLTEL Financial-developed updates, new systems or subsystems.

         5.8 REGULATORY REPORTING REQUIREMENTS. Client agrees to make ALLTEL Financial aware of any local, state or federal governmental requirements not included in the requirements established by federal banking regulatory authorities (which shall be provided by ALLTEL Financial). Any changes needed (other than those to be provided by ALLTEL Financial) will be handled in accordance with Section 5.7.

6.       EDUCATION.

         ALLTEL Financial will make available to Client personnel, its standard application software training courses, which are generally held in Little Rock, Arkansas or Orlando, Florida, in accordance with ALLTEL Financial's Education and Training Department schedule, a current copy of which will be provided to Client upon request. Client personnel may attend such courses, and any other standard courses generally offered by ALLTEL Financial to its other customers, upon payment of ALLTEL Financial's then current published course fee, subject to normal space availability requirements and compliance with ALLTEL Financial's standard registration and enrollment deadlines and procedures. Client will pay all of its travel and lodging expenses while attending ALLTEL Financial courses.

7.       STAFFING; COMPUTER USE.

         7.1 RESIDENT TECHNICAL STAFF. ALLTEL Financial will provide, included in the fees specified, five (5) members of the Resident Staff and one (1) Account Manager ("Account Manager") to perform the services described in this Agreement for Client at the Data Center. Prior to the provision of such Account Manager or any replacement thereof, ALLTEL Financial shall provide Client with the resume of such potential Account Manager, shall provide Client the opportunity to interview such potential Account Manager and provide comments and ALLTEL Financial shall give due consideration to any concerns expressed by Client. Prior to the transfer of any existing Account Manager, ALLTEL Financial shall notify Client of such impending transfer and shall give due considerations to any comments by Client regarding such transfer. Subject to a reasonable time for replacements in the event of resignations or terminations, ALLTEL Financial will maintain such staffing levels throughout the term of this Agreement. The members of the Resident Staff will be adequately trained and qualified with sufficient work experience to perform the services described herein. Duties of the Resident Staff shall include, but are not limited to, installing the Software, installing program updates, installing new systems and subsystems, writing and maintaining Queries, daily run balancing and identifying out-of-balance conditions to Client's designated accounting department for reconciliation and resolution, help desk support, communication and customer service, attending education classes, Client meetings and research meetings, and coordinating and planning equipment and data processing support for new branch installation, branch closings or relocation. Client-requested program modifications and general programming duties will be provided by non- resident Alltel personnel.

                 (a) Project Control - The Resident Staff will use a project management system for Client projects, and ALLTEL Financial will provide Client with output from such system as frequently as weekly.

                 (b) Priorities - Client shall have the right to establish all programming and project priorities. Changes in priorities, however, which require reassignment of ALLTEL Financial Resident Staff to other responsibilities may result in an enlargement of ALLTEL Financial's time to complete certain tasks hereunder.


                 (c) Resource Change Procedure - At Client's written request, ALLTEL Financial will increase or decrease the Resident Staff, as long as the staffing level is not less than the minimum number set forth in Section 7.1, unless mutually agreed upon or as described in Exhibit B. ALLTEL Financial will promptly respond to Client's request with a proposed fee schedule adjustment which shall be reasonable in light of the related costs of salaries, recruiting, relocation, severance, and employee benefits which are affected thereby. Quotations for increases or decreases in the Resident Staff will be in minimum increments of one person for a minimum term of one year. ALLTEL Financial will have up to 90 days to implement agreed changes in the Resident Staff.

                 (d) Temporary Non-Resident Personnel - If Client does not wish to re-order priorities to permit the Resident Staff to perform additional services, or to direct ALLTEL Financial to increase the Resident Staff, Client may request ALLTEL Financial to provide additional non-resident personnel on temporary basis and ALLTEL Financial will provide such non-resident personnel on an "as-available" basis. ALLTEL Financial will promptly respond with a quotation for such non-resident personnel in accordance with Section 3 of Exhibit
                 B. If Client wishes to utilize the ALLTEL Financial personnel services quoted, Client will notify ALLTEL Financial in writing, authorizing ALLTEL Financial to provide such services.

8.       PERFORMANCE.

         8.1     TIMELY INPUT AND OUTPUT.    The parties agree that timely and
         accurate submission of input and output is essential to satisfactory performance under this Agreement. ALLTEL Financial's time of performance shall be enlarged, if and to the extent reasonably necessary, in the event that: (a) Client fails to submit input data in the prescribed form or in accordance with the schedules set forth in Exhibit D, (b) an act of God, malfunction of any equipment (unless caused by the negligence or willful misconduct of ALLTEL Financial) or other cause beyond the control of ALLTEL Financial prevents timely data processing hereunder, (c) special requests by Client or any governmental agency authorized to regulate or supervise Client impact ALLTEL Financial's normal processing schedule; or (d) if Client fails to provide any equipment, software, premises or performance called for by this Agreement, and the same is necessary for ALLTEL Financial's performance hereunder. ALLTEL Financial will notify Client of the estimated impact on its processing schedule, if any.

         8.2 RESPONSIBILITY FOR PROCESSING DATA. Client shall be solely responsible for the input, transmission or delivery of all data to be processed by ALLTEL Financial except when Client has expressly retained ALLTEL Financial to perform such responsibility on Client's behalf. Such information and data shall be submitted to ALLTEL Financial in accordance with the forms and procedures agreed to between the parties. With respect to data transmitted by Client which is accurate and complete, ALLTEL Financial shall be responsible for processing such data in accordance with the provisions of this Agreement. With respect to data transmitted by Client which is inaccurate or incomplete, but which a prudent business entity in the same or similar business as ALLTEL Financial would determine to be inaccurate or incomplete, ALLTEL Financial shall be responsible for detecting such inaccuracy or lack of completeness and informing Client prior to providing Client with the output of the processing of such data. With respect to data transmitted by Client which is inaccurate or incomplete, but which a prudent business entity in the same or similar business as ALLTEL Financial would not determine to be inaccurate or incomplete, ALLTEL Financial shall not be liable for damages caused by processing such information in an inaccurate or incomplete condition except for other processing errors of ALLTEL Financial. In the event of an error in processing Client's data resulting from a situation for which ALLTEL Financial is responsible hereunder, ALLTEL Financial will correct such error without charge to Client. Client shall use its best commercially reasonable efforts to inform ALLTEL Financial in writing promptly after receipt of records and other information from ALLTEL Financial which Client does not have otherwise available, but no later than the time for which ALLTEL Financial is required pursuant to agreement between the parties to retain the history necessary to correct such erroneous processing. In each case of erroneous processing, where applicable, Client shall provide ALLTEL Financial with such support as is reasonably required to perform the corrections.

9.       TERMINATION.

         This Agreement may be terminated prior to the Expiration Date, as follows:

         9.1 RIGHT TO TERMINATE. In addition to any other rights which either party may have in law or equity, either ALLTEL Financial or Client may terminate this Agreement if the defaulting party fails to cure any material default hereunder within sixty (60) days of written notice from the other party (the "Cure Period"), specifying the nature and extent of any such default.

         9.2 METHOD OF TERMINATION. Exercise of the right to terminate under Section 9.1 must be accomplished by specifying in such written notice to the defaulting party, the nature and extent of such default and fixing a date, on the last day of a month, not less than 90 days following the conclusion of the Cure Period, unless the default has been cured, for cessation of services hereunder (the "Termination Date").

         9.3 TERMINATION FOR ACQUISITION. In the event that Client is acquired or has a change of ownership after the initial eighteen (18) months of this Agreement, Client may terminate this Agreement with ninety (90) days prior written notice to ALLTEL Financial which shall terminate no earlier than the conclusion of the eighteen (18) month period. In the event that Client so terminates this Agreement, fifty percent (50%) of the remaining fees payable under this Agreement will be due and payable as an early termination fee.

         9.4 TERMINATION FOR OTHER REASONS. ALLTEL Financial agrees that on or before 180 days after the Effective Date of this Agreement and assuming that Client follows all recommendations of ALLTEL Financial, ALLTEL Financial agrees that the Software will be performing substantially in accordance with the applicable documentation and that on line response time will generally be three (3) seconds or less. In the event that ALLTEL Financial is not able to perform as described in this Section, Client may terminate this Agreement with ten (10) days prior written notice given within thirty (30) days after the conclusion of such 180 day period. In the event of such termination, neither party shall have any liability or obligation to the other, except that ALLTEL Financial shall refund to Client a portion of the original license fee paid by Client for the Software on a pro rata basis using a 6 year straight line amortization schedule with the date of the original license agreement as the beginning date.

         9.5 TERMINATION FOR CONVENIENCE. Effective on or after the end of the twenty-fourth month after the Effective Date , Client may terminate this Agreement for convenience and without cause by giving ALLTEL Financial six (6) months prior written notice (the "Early Termination Notice") specifying the date of early termination ("Early Termination Date") which shall be effective no earlier than the end of the twenty-fourth month after the Effective Date. If Client elects to terminate this Agreement pursuant to this Section, Client shall pay to ALLTEL Financial a termination fee equal to the total of twenty-five percent (25%) of the remaining stream of payments under this Agreement. In addition, Client will reimburse ALLTEL Financial for reasonable expenses actually incurred by ALLTEL Financial for severance, bonuses for continued employment ("stay-pay") and relocation. For purposes of this Section, the remaining stream of payments will be the amount equal to the average of the three (3) monthly invoices from ALLTEL Financial to Client for the three (3) complete months prior to the receipt by ALLTEL Financial of the Early Termination Notice times the number of months remaining from the Early Termination Date provided for in the notice through and including the Expiration Date.

10.      TRANSITIONAL COOPERATION.

         After notice of termination and prior to the Termination Date, or for six months prior to the Expiration Date, ALLTEL Financial agrees that:

         10.1 OFFER OF EMPLOYMENT. Client may offer employment to ALLTEL Financial's Data Center employees.

         10.2 TRANSITION. ALLTEL Financial will give full cooperation and support to Client to assure an orderly and efficient transition to whatever method of computer processing it may select.

         10.3 ADDITIONAL SUPPORT. Client shall have the option, exercisable prior to the Termination Date, to request up to 180 days of additional technical support from ALLTEL Financial subsequent to the Termination Date. Client will pay for such services at ALLTEL Financial's then current Hourly Rates.

11.      BACKUP, STORAGE, FILES AND PROGRAMS.

         Files and Programs. ALLTEL Financial agrees to provide and maintain adequate backup files on magnetic media of Client data and all programs utilized to process Client's data.

         11.1 STORAGE. Client agrees to provide off-site storage for backup data files and programs. Client agrees to pick up the backup data files and programs from the Data Center, deliver them to its off-site storage location, store them, and return them to the Data Center pursuant to mutually agreed upon procedures and schedules. If requested by Client, ALLTEL Financial shall provide Client with a quarterly listing of the names of data files and programs for verification of the items in storage. Client is solely responsible for the physical security of such files and programs while not in ALLTEL Financial's possession.

         11.2 DISASTER RECOVERY. Disaster recovery arrangements are provided under separate agreement attached as Exhibit E. Such arrangements are designed to deal with circumstances which are expected to cause any substantial portion of the capabilities of the Data Center to be unavailable for a consecutive period exceeding 72 hours. The fees for such disaster recovery services are included in the monthly fees set out in Section 1 of Exhibit B. Any change in the equipment configuration of Client's data center which is covered by such disaster recovery services shall necessitate a change in the fees hereunder.


12.      EFFECTIVE PLANNING AND COMMUNICATION.

         12.1 STEERING COMMITTEE. ALLTEL Financial and Client agree that effective planning and communication are necessary to provide overall direction for Client's data processing, and that each will work to promote a free and open exchange of information between ALLTEL Financial personnel, Client senior management and Client user departments. Members of ALLTEL Financial's Data Center management and the Resident Staff may participate actively with Client's management and users in making and implementing day-to-day plans for Client's data processing. In addition, a joint data processing steering committee will be established to facilitate such planning and to encourage a periodic review of priorities and long-term objectives. ALLTEL Financial's account manager shall be a voting member of such committee. In addition, if requested by Client, ALLTEL Financial's account manager will serve as chairman of the data processing steering committee, and will solicit input from the other members for appropriate agenda items. ALLTEL Financial will maintain and distribute copies of minutes of meetings of the data processing steering committee. Client personnel who shall be members of such committee shall include such senior management personnel as Client deems appropriate from time to time. The data processing steering committee shall meet regularly (initially, once per week).

         12.2 AUDIT CONFERENCE. ALLTEL Financial will cooperate fully with Client or its designee in connection with Client's audit functions or with regard to examinations by internal and external auditors and state and federal regulatory authorities. Client acknowledges that ALLTEL Financial is not responsible for providing audit services or for auditing Client's records or data. Following any audit or examination, Client will conduct (in the case of an internal audit), or instruct its external auditors or examiners to conduct an exit conference with ALLTEL Financial and, at such time, and as soon as available thereafter, to provide ALLTEL Financial with a copy of the applicable portions of each report regarding ALLTEL Financial or ALLTEL Financial's services (whether draft or final) prepared as a result of such audit or examination. Client also agrees to provide and to instruct its external auditors to provide ALLTEL Financial, a copy of the portions of each written report containing comments concerning ALLTEL Financial or the services performed by ALLTEL Financial pursuant to this Agreement. In the event that ALLTEL Financial performs an audit of Client's operation (and nothing herein shall obligate ALLTEL Financial to do so), ALLTEL Financial shall provide a copy of such audit report to Client.

13.      PAYMENT AND BILLING.

         Client agrees to pay ALLTEL Financial for the services performed hereunder in accordance with the fees set forth in this Agreement, Exhibit B and any modification or amendment made hereto, pursuant to invoices prepared and delivered to Client. All processing fees shall be payable on the first day of each month, for services to be rendered during that month. All other fees shall be billed on the first day of each month for services provided during the previous month. In the event that Client, in good faith, disputes a billing under this Agreement, Client will pay the undisputed portion of the billing, notify ALLTEL Financial of such dispute prior to the time that the payment for the disputed fee is overdue, shall specify in such notice the reason for such dispute and such notice shall be signed by an executive officer of Client. The parties shall cooperate to resolve such dispute promptly and this Agreement shall not be terminated for non-payment of the disputed amount during the resolution of the dispute. Any interest on the disputed amount will be suspended during the resolution of the dispute. In the event that the dispute is ultimately resolved in favor of ALLTEL Financial, interest on the amount which should have been paid will be added to such amount in accordance with the terms of this Section.

14.      NO INTERFERENCE WITH CONTRACTUAL RELATIONSHIP.

         Client warrants that, as of the date hereof, it is not subject to any contractual obligation that would prevent Client from entering into this Agreement, and that ALLTEL Financial's offer to provide such services in no way caused or induced Client to breach any contractual obligation.

15.      NO WAIVER OF DEFAULT.

         The failure of either party to exercise any right of termination hereunder shall not constitute a waiver of the rights granted herein with respect to any subsequent default.

16.      MERGERS AND ACQUISITIONS.

         Upon written request by Client, ALLTEL Financial will process additional data resulting from any merger or acquisition involving either Client or any of its service bureau customers; subject to Client's payment of additional mutually agreeable fees, if any, applicable to related conversion, testing and processing services. Client will notify ALLTEL Financial of any such proposed merger or acquisition as soon as reasonably practicable.

17.      ENTIRE AGREEMENT.

         This Agreement and the exhibits hereto contain the entire agreement of the parties and supersedes all prior agreements whether written or oral with respect to the subject matter hereof. Expiration or termination of any part of this Agreement shall terminate the entire Agreement except for any portion hereof which expressly remains in force and in effect notwithstanding such termination or expiration. Modification or amendment of this Agreement or any part thereof may be made only by written instrument executed by both parties.




18.      ASSIGNMENT.

         Neither party hereto shall assign, subcontract, or otherwise convey or delegate its rights or duties hereunder to any other party without the prior written consent of the other party to this Agreement, which consent shall provide that it is subject to all the terms and conditions of this Agreement. Subject to the provisions of Exhibit D, no such consent shall be required in the event of a merger, consolidation, sale of substantially all of the assets, or any other change of control of either party hereto, in which event, this Agreement shall apply to, inure to the benefit of, and be binding upon the parties hereto and upon their respective successors in interest.

19.      CONFIDENTIAL AGREEMENT.

         This Agreement is a confidential agreement between ALLTEL Financial and Client. In no event may this Agreement be reproduced or copies shown to any third parties by either Client or ALLTEL Financial without the prior written consent of the other party, except as may be necessary by reason of legal, accounting or regulatory (including Securities and Exchange Commission filings) requirements beyond the reasonable control of ALLTEL Financial or Client, as the case may be, in which event ALLTEL Financial and Client agree to exercise diligence in limiting such disclosure to the minimum necessary under the particular circumstances.

20.      TAXES.

         Unless Client shall submit a certificate of resale or exemption evidencing Client's exemption from payment of all or part of such taxes, Client will pay directly or reimburse ALLTEL Financial for all sales, use or excise taxes, however designated, levied or based, on amounts payable pursuant to this Agreement, including state and local privilege or excise taxes based on gross revenues under this Agreement or taxes on services rendered or personal property taxes on the systems licensed hereunder. Client shall not be responsible for any taxes levied on the personal property or net income of ALLTEL Financial or for ALLTEL Financial's corporate franchise taxes. ALLTEL Financial will cooperate with Client to structure transactions, invoices or otherwise in a manner which seeks to minimize the impact on Client of the taxes described in this Section. Client will indemnify ALLTEL Financial against any liability or expense of any nature resulting from the cooperation described above. In the event that ALLTEL Financial receives any tax statement, invoice, assessment or other evidence of taxes owed by Client hereunder from any appropriate taxing authority, ALLTEL Financial shall promptly provide such correspondence to Client.

21.      INDEPENDENT CONTRACTOR.

         It is agreed that ALLTEL Financial is an independent contractor and that:

         21.1 CLIENT SUPERVISORY POWERS. Client has no power to supervise, give directions or otherwise regulate ALLTEL Financial's operations or its employees, except as herein provided for security of Client's data and detection of errors in processing.

         21.2 ALLTEL FINANCIAL'S EMPLOYEES. Persons who process Client's data are employees of ALLTEL Financial and ALLTEL Financial shall be solely responsible for payment of compensation to such personnel and for any injury to them in the course of their employment. ALLTEL Financial shall assume full responsibility for payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws with respect to such persons.

         21.3 ALLTEL FINANCIAL AS AN AGENT. ALLTEL Financial is not an agent of Client and has no authority to represent Client as to any matters, except as authorized herein.

22.      CLIENT AND ALLTEL FINANCIAL EMPLOYEES.

         Except as specifically set forth in Section 10, above, both Client and ALLTEL Financial agree not to offer employment to any employee of the other without the prior written consent of the other.

23.      PREVIOUS LIABILITIES.

         The parties hereto agree to indemnify the other and hold the other harmless against any loss (including attorney's fees and expenses) arising out of any claims or lawsuits filed or subsequently filed as a result of the acts of the other party which occurred prior to the Effective Date of this Agreement.

24.      NOTICES.

         All notices, requests and demands, other than routine operational communications under this Agreement, shall be in writing and shall be deemed to have been duly given when deposited in the United States mail, registered or certified postage prepaid, and addressed to the other party at the address first shown above and to the attention of the president of said party. Notice of changes of address, if any, shall be given in like manner.

25.      COVENANT OF GOOD FAITH.

         ALLTEL Financial and Client agree that, in their respective dealings arising out of or related to this Agreement, they shall act fairly and in good faith.

26.      LIMITATION OF LIABILITY.

         If either party shall breach any covenant, agreement or undertaking required of it by this Agreement, the liability of such party shall be limited to direct damages, actually incurred. Except for liability resulting from an indemnity given pursuant to this Agreement neither party shall be liable to the other for any special or consequential damage or for any claim or demand made by any third party.

27.      INSURANCE.

         A schedule of ALLTEL Financial's current insurance coverage has been furnished to Client prior to the Effective Date of this Agreement.

28.      SECTION TITLES.

         Section titles as to the subject matter of particular sections herein are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular sections to which they refer.

29.      COUNTERPARTS.

         This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

30.      FINANCIAL STATEMENTS.

         Annually, ALLTEL Financial will provide to Client a copy of ALLTEL Financial's annual financial statements, which may be on a consolidated basis.

31.      GOVERNING LAW.

         This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

32.      FUTURE BUSINESS ARRANGEMENTS.
         In the event that the parties agree to provide service bureau processing to other finance companies using the practices and procedures of Client, the Data Center and ALLTEL Financial's Software provide hereunder, the parties will cooperate in good faith to reach a mutually agreeable relationship.

33.      DISPUTE RESOLUTION AND ARBITRATION.

         Disputes under this Agreement shall be resolved in the following manner:

         33.1 INFORMAL DISPUTE RESOLUTION. If any dispute should arise concerning performance under or interpretation of this Agreement, then, prior to, and as a condition to a party's right to initiate any action pursuant to paragraph 33.2 below, the parties shall take the following steps in an attempt to informally resolve any such dispute:

                 (a) At the written request of either party, the senior managers of the parties assigned to the data processing matters contemplated by this Agreement shall meet in person and shall present to each other a written summary, reflecting in reasonable detail, the nature and extent of the dispute in question (the "Dispute Notice"). Such an in-person meeting shall take place with five (5) days of receipt of the request.

                 (b) If within three (3) days following the meeting held pursuant to paragraph (a) above, said dispute is not resolved, or if for any reason the meeting contemplated by paragraph (a) has not been held as contemplated thereby, then the matter in dispute shall be presented to the president of ALLTEL Financial and to the president of Client for resolution. Said presidents shall hold an in-person meeting within three (3) business days following a written request by either party which meeting shall include a presentation of the written descriptions of the dispute contemplated by paragraph (a).

                 (c) If any dispute remains unresolved after ten days following the initial request for informal dispute resolution, then either party may, as contemplated by
                          Section 33.2, initiate a binding arbitration proceeding.

         33.2 ARBITRATION. ALLTEL Financial and Client stipulate and agree that if they are unable to resolve any controversy arising under this Agreement as contemplated by Section 33.1(a) and if such controversy is not subject to Section 33.3 of this Agreement, then such controversy and any ancillary claims not so resolved and not so subject shall be submitted to mandatory and binding arbitration at the election of either party (the "Disputing Party") pursuant to the following terms and conditions.

                 (a) Selection of Arbitrator - The Disputing Party shall notify the American Arbitration Association (the "AAA") in writing and shall request that the AAA furnish to the parties a list of five possible arbitrators who must have experience in data processing matters and none of whom may have had any association with either party as an employee, agent or contractor within the prior five year period. Each party shall have fifteen (15) days to reject two of the proposed arbitrators. If one individual has not been so rejected, he or she shall serve as arbitrator; if two or more individuals have not been so rejected, the AAA shall select the arbitrator from those individuals.

                 (b) Conduct of Arbitration - Arbitration will be conducted in Greenville, North Carolina by the arbitrator selected pursuant to subparagraph 33.2(a) over the dispute described in the Dispute Notice and any other disputes related to this Agreement between the parties to this Agreement (1) pending at the inception of such arbitration and not otherwise being arbitrated under this paragraph 33.2; or (2) arising during the pendency of such arbitration, in accordance with the rules of the AAA, except as specifically provided otherwise in this paragraph
                          33.2. In particular and without limitation, the parties hereto hereby affirm and agree to comply with those rules of the AAA which limit pre-hearing discovery. The arbitrator will have no power or authority, under the rules of the AAA or otherwise, to amend or disregard any provision of this paragraph 33.2.

                 (c) Replacement of Arbitrator - Should the arbitrator refuse or be unable to proceed with arbitration proceedings as called for by this paragraph 33.2, such arbitrator shall be replaced by an arbitrator selected from the other four arbitrators originally proposed by the AAA and not rejected by the parties, if any, or if there are no remaining proposed arbitrators who have not been rejected, by repeating the process of selection. If an arbitrator is replaced pursuant to this subparagraph 33.2(c), then a rehearing shall take place in accordance with the rules of the AAA.

                 (d) Findings and Conclusions - The arbitrator rendering judgment upon disputes between parties to this Agreement as provided in this paragraph 33.2 shall, after reaching judgment and award, if any, prepare and distribute to the parties to such disputes a writing describing the findings of fact and conclusions of law relevant to such judgment and award and containing an opinion setting forth the reasons for the giving or denial of any award.

                 (e) The arbitrator is hereby instructed that time is of the essence in the arbitration proceeding, and that the arbitrator shall have the right and authority to issue monetary sanctions against either of the parties if, upon a showing of good cause therefor, said party is unreasonably delaying the proceeding.

                 (f) The arbitrator shall render his or her judgment or award within twenty (20) days following the conclusion of the arbitration proceeding.

                 (g) Recognizing the express desire of the parties for an expeditious means of dispute resolution, the arbitrator shall limit or allow the parties to expand the scope of discovery as may be reasonable under the circumstances.

         33.3    LITIGATION.

                          (a) Immediate Injunctive Relief - The parties to this Agreement hereby agree that the only circumstance in which disputes between them will not be subject to the provisions of this paragraph 33 is where a party makes a good faith determination that a breach of the terms of this Agreement by another party is such that the damages to such party resulting therefrom will be so immediate, so large or severe and so incapable of adequate redress after the fact that a temporary restraining order and/or other immediate injunctive relief is the only adequate remedy for such breach.

                          (b) Jurisdiction - The parties hereto hereby consent to the jurisdiction of the federal district court residing in either Little Rock, Arkansas or Greenville, North Carolina for all litigation which may be brought with respect to the terms of and the transactions and relationships contemplated by this Agreement. The parties hereto further consent to the jurisdiction of any state court the district of which encompasses assets of a party against which a judgment has been rendered, either through arbitration or through litigation, for the enforcement of such judgment against such assets of such party.

         33.4 COSTS AND ATTORNEY'S FEES. Notwithstanding any rule of the AAA to the contrary, the arbitrator rendering judgment upon disputes between parties to this Agreement as provided in paragraph 33.2 shall have the power to award all costs and attorneys' fees between the parties subject to such disputes.

         IN WITNESS WHEREOF, this Agreement has been executed by the undersigned officers, thereunto duly authorized, on the ______________ day of June, 1996.

ALLTEL FINANCIAL INFORMATION SERVICES, INC.              REGIONAL ACCEPTANCE CORPORATION

BY:                                                      BY:
   -------------------------------------                    --------------------------------------

NAME:                                                    NAME:
   -------------------------------------                    --------------------------------------

TITLE:                                                   TITLE:
   -------------------------------------                    --------------------------------------

DATE:                                                    DATE:
   -------------------------------------                    --------------------------------------

                                          Client:  Regional Acceptance Corp.

                                                   Effective Date:  July 1, 1996


                                  EXHIBIT "A"

                                    REPORTS



1.       CURRENT REPORTS.

         The reports or output from Client's present systems will be produced by ALLTEL Financial during the term of this Agreement, unless such system(s) are replaced in accordance with the terms of this Agreement or by mutual agreement between the parties.

2.       ALLTEL FINANCIAL REPORTS.

         Client may select from among the reports available for each of the application systems listed in Exhibit A, as set forth in the standard ALLTEL Financial user documentation thereof.

3.       ADDITIONAL REPORTS.

         ALLTEL Financial will add or delete from either the ALLTEL Financial or current reports at Client's request, or to change the frequency of their preparation. If the cumulative effect of changes in requested reports requires personnel and/or computer equipment in excess of that required without such changes, ALLTEL Financial agrees to notify Client and prepare a price quotation, based upon the costs of such additional computer equipment. Upon receipt of authorization from Client in writing, ALLTEL Financial will immediately proceed to acquire such additional personnel and/or equipment and prepare and deliver all such reports.

                                              Client:  Regional Acceptance Corp.

                                                   Effective Date:  July 1, 1996



                                  EXHIBIT "B"

                                    CHARGES


1.       FEE SCHEDULE.

         Client will pay ALLTEL Financial, a minimum fee of $2,064,060 payable in monthly installments as set forth in the following table:

                 Applicable Period                 Amount of Monthly Payment
                 -----------------                 -------------------------

                 Month 1-60                                 $34,401

         In addition to the fees described above, Client agrees to promptly reimburse ALLTEL Financial for actual costs incurred by ALLTEL Financial for normal data center startup expenses in the preparation and performance of this Agreement. Such costs will include but not be limited to relocation, recruiting, training, temporary living expenses and other costs normally associated with a data center startup whether similar or dissimilar to the expenses listed above. ALLTEL Financial shall provide Client with invoices or other sufficient evidence of such expenses. ALLTEL Financial shall provide Client with an estimate of the expenses to be reimbursed in accordance with this paragraph and shall notify Client when such expenses actually incurred exceed 75% of such estimate and will cooperate with Client to minimize the impact of such expenses.

         In the event that the number of loans being processed for Client hereunder decreases to less than fifty percent (50%) of the number being processed as of the Effective Date and such decrease is directly attributable to a decline in Client's business and is not attributable to Client's ceasing business, selling or transferring assets or portfolios of loans or other voluntary acts and application of the foregoing charges is deemed inequitable by either party, ALLTEL Financial and Client will promptly negotiate in good faith to resolve such inequity.

2.       ADDITIONAL RESPONSIBILITIES OF THE PARTIES.

   Except as otherwise provided, Client is responsible for the operation of any of its data processing facilities other than the Data Center. Such facilities are hereinafter termed "remote". Client and ALLTEL Financial agree to provide or perform their respective responsibilities as indicated below.

                            RESPONSIBILITY MATRIX


                                                                                   ALLTEL          CLIENT
                                                                                  FINANCIAL
                 Provide Facilities, Furniture, Fixtures & Equipment                                  X
                 Provide Data Center Environmentals (Utilities, Security,
                 Janitorial)                                                                          X
                 Provide Computer Equipment and Maintenance
                                                                                                      X
                 Provide Data Communications Equipment and Data Lines
                                                                                                      X
                 Provide Voice Communications Equipment and Lines
                                                                                                      X
                 Provide Tapes, Ribbons, Disk Media, Operations Supplies
                                                                                                      X
                 Provide Microfiche Processing or Optical Data
                 Storage/Retrieval                                                                    X
                 Provide Network Control Equipment                                                    X
                 Provide PC/LAN Systems Equipment & Maintenance                                       X

                 Provide Personal Computers & Terminals                                               X


                 Provide Account Manager                                              X
                 Provide Computer Operations                                          X
                 Provide Help Desk Personnel                                          X
                 Provide Host Computer Operations Staff                               X
                 Provide Data Center Network Control Staff                            X
                 Provide Project Management Services                                  X
                 Provide Host Application/ALLTEL Staff Training                       X
                 Provide Client Staff Training                                        X
                 Provide Secretarial Support                                                          X
                 Recruiting, Relocation Expenses - ALLTEL Staff                                       X
                 Staff Replacement Expenses - ALLTEL Staff- for Data Center                           X
                 Start Up and Close Down

                 Provide Host Computer Operating System Software                                      X
                 Provide Environmental Software/Third Party System Software
                                                                                                      X
                 Provide Data & Voice Communications Software & Maintenance
                                                                                                      X
                 Provide ALLTEL Application Software Maintenance
                                                                                      X
                 Provide PC/LAN Software & Maintenance                                                X
                 Provide Personal Computer Software                                                   X
                 Provide Data Security                                                                X
                 Provide Stock Computer Paper and Supplies                                            X
                 Provide Special Forms, Statements, Etc.                                              X
                 Provide Personal Property Taxes & Insurance On Equipment
                                                                                                      X
                 Provide Office Supplies, Equipment, Postage & Express Mail

                 Provide Off-Site Storage Services                                                    X
                 Provide Disaster Recovery/Business Resumption Services
                                                                                      X

                 Provide ALLTEL Application Technical Documentation
                                                                                      X
                 Mainframe System Application Development Support -ALLTEL
                 Applications                                                         X
                 End-User Computing                                                                   X
                 Help Desk                                                            X
                 Personal Computer & Local Area Network Support                                       X
                 Client/Server Support                                                                X
                 Methods and Procedures End-User                                      X               X
                 Business Recovery/Risk Management                                                    X
                 Text Processing                                                                      X
                 Telecommunications Support                                                           X
                 Systems Programming Support                                          X
                 Computer Operations                                                  X

                 Provide Application Development Standards and Processes
                                                                                      X
                 Provide Source Library Management                                    X
                 Provide Software Development Methodology                             X
                 Provide Mainframe System Personnel Resources for
                 Development & Testing                                                X
                 Provide User Resources for Project Participation                                     X
                 Provide Project Business Requirements & Definition                                   X
                 Provide Project Management Methodology                               X
                 Provide Testing Methodology, Standards & Procedures
                                                                                      X
                 Provide Project Prioritization and direction                                         X
                 Assist Client in Capacity Planning                                   X
                 Assist Client in Application Performance Tuning                      X
                 Install Application Updates                                          X
                 Install New Application Subsystems                                   X

                 Provide Application Maintenance Support (Bugs, Corrections)
                                                                                      X
                 Provide Off-Hours Application Support for Production
                                                                                      X

3.       ALLTEL FINANCIAL HOURLY RATES.

         The following hourly rates are currently in effect. The ALLTEL Financial hourly rates may be changed by ALLTEL Financial upon written notice to Client not more often than once during each twelve month period following the Effective Date. ALLTEL Financial's Hourly Rates for programming include all related computer time required for program testing. Overtime rates are only applicable, if and to the extent, ALLTEL Financial will incur overtime expense. ALLTEL Financial fees are computed by multiplying the actual personnel hours expended on Client's project(s) including any travel time (not to exceed 4 hours each way) to and from Client location(s). In addition, Client agrees to reimburse ALLTEL Financial for the actual expense of reasonable travel and lodging expense, if any, related to hourly rate based services requested by Client. ALLTEL Financial will inform Client, in advance, if overtime or travel and lodging expense is anticipated to be incurred. ALLTEL Financial shall not provide services which would result in fees charged pursuant to this Section without Client's prior approval.


                                    Regular Hourly         Overtime Hourly         Minimum Billable
                                    Rate Per Person        Rate Per Person         Increment Per
                                                                                   Person
         Programmer                 $105.00                $158.00                 $105.00
         Computer Operators         $ 60.00                $ 90.00                 $ 60.00

         In addition, Client will pay all reasonable travel and subsistence costs incurred by ALLTEL Financial's employees in performance of any such additional services.

4.       PRICE ADJUSTMENT.

         The parties acknowledge that ALLTEL Financial's costs of providing services pursuant to this Agreement are likely to increase, particularly in the areas of data processing salaries and operating system maintenance. The fees and charges reflected in this Agreement will be increased, but not decreased, to compensate ALLTEL Financial for such inflation based upon changes in the Consumer Price Index for All Urban Consumers - Other Goods and Services (the "CPI-U") as published by the U. S. Department of Labor, Bureau of Labor Statistics. Effective June, 1997 (the thirteenth contract month), such fees and charges shall be increased by the percentage increase in the CPI-U over the one-year period ended January 31, 1997 (the eighth contract month). Semi-annually thereafter, such fees and charges shall be further increased by the percentage increase in the CPI-U for the corresponding six-month periods ended July and January, respectively. In no event, however, shall the price increase effective for the thirteenth contract month be more than 10% or less than 5.0% nor shall any subsequent semi-annual increase be more than 5% or less than 2.50%.

                                              Client:  Regional Acceptance Corp.

                                                   Effective Date:  July 1, 1996


                                  EXHIBIT "C"

                               REPORTING SCHEDULE


 To be determined and attached in accordance with Section 3.4 of the Agreement.

                                              Client:  Regional Acceptance Corp.

                                                   Effective Date:  July 1, 1996




                                  EXHIBIT "D "

                           SOFTWARE LICENSE AGREEMENT


1.       PROVISION OF SOFTWARE.

         1.1 ALLTEL Financial agrees to license and furnish to Client the ALLTEL Financial application systems as described in the Agreement if such systems are installed prior to the expiration or termination of the Agreement. Such application systems are hereinafter referred to as the "Software".

2.       DOCUMENTATION.

         2.1 For each item of Software, ALLTEL Financial shall also deliver to Client a complete set of standard operational instructions and documentation, including, but not limited to, the Software source code in machine readable form; a copy of ALLTEL Financial's standard associated control statements used for operation, development, maintenance and use of the source code, and any other documentation which is provided by ALLTEL Financial to its other similar customers. Such documentation and other materials are hereinafter referred to as "Documentation."

         2.2 Subject to the provision of Section 4, below, ALLTEL Financial agrees to deliver to Client copies of any revisions, improvements, enhancements, modifications and updates to the Documentation which are produced by ALLTEL Financial.

         2.3 Client may copy the Documentation provided hereunder in order to satisfy its own internal requirements. If Client requests, ALLTEL Financial agrees to furnish additional copies to Client at ALLTEL Financial's then standard fee for such copies.

3.       TERM AND USE RESTRICTIONS.

         3.1 This is a perpetual license. Client acknowledges that the licensed Software and all related Documentation constitute valuable assets and trade secrets of ALLTEL Financial and that all information with respect thereto is confidential. The

                 Software is licensed to Client only for use by Client for itself, its subsidiaries and affiliates.

         3.2 Client agrees to safeguard the licensed Software with at least the same degree of care that it exercises with respect to its own confidential and proprietary information, and shall take all reasonable precautions to assure that its employees and representatives do not sell, lease, assign, or otherwise transfer, disclose or make available, in whole or in part, the licensed Software or Documentation thereof to any third party for any reason (except for employees of Client, for auditing purposes by independent certified public accountants, for complying with applicable governmental laws, regulations or court orders or for the limited disclosure to customers of Client of user manuals and similar information which must be disclosed in connection with providing data processing services by Client). In no event, however, shall any competitor of ALLTEL Financial be furnished with any information,directly or indirectly, concerning the Software or the Documentation.

         3.3 The licensed Software and all related Documentation and materials may be used by Client and maintained at one location, only as set forth below (the "Installation Site") and may not be used by Client or any other person at any other location or facility; provided, however, that Client may change the location where it uses the licensed Software upon prior written notice to ALLTEL Financial and delivery of a written certificate that all use of the licensed Software shall be limited to such new location. The Installation Site shall be as follows:

         3.4 All modifications to the licensed Software developed as a result of joint efforts by ALLTEL Financial and Client shall become the exclusive property of ALLTEL Financial, subject to all of the terms and conditions of this License Agreement, including the right of Client to use such modifications in accordance herewith and including the foregoing agreements of Client with respect to disclosure of and/or access to such modifications. Modifications to the licensed Software developed solely by Client without the participation of ALLTEL Financial shall be considered to be part of the Software for purposes of determining Client's obligations under this
                 Section 3; provided, however, that Client shall have the exclusive right to use any such modifications it may develop, and ALLTEL Financial shall have no right to market such modifications without Client's express written consent.

         3.5 Client further acknowledges and agrees that, in the event of a breach or threatened breach by Client of any provision of this
                 Section 3, ALLTEL Financial will have no adequate remedy in money or damages and, accordingly, shall be entitled to appropriate injunctive relief. However, no specification in this License Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach of any provision of this Agreement.

         3.6 ALLTEL Financial retains title to the Software provided hereunder and does not convey any rights or proprietary interest therein to Client, other than the license as specified herein.

         3.7 Upon the termination by ALLTEL Financial of this License Agreement or any licenses granted to Client hereunder, Client agrees to promptly cease using and return to ALLTEL Financial all software involved and Documentation related thereto and all copies thereof. Such return shall also be accompanied by a written certificate, signed by an appropriate executive officer of Client, to the effect that all such Software, related Documentation and copies thereof have been so returned to ALLTEL Financial.

         3.8 ALLTEL Financial hereby acknowledges and agrees that Client shall have the right to modify any of the Software provided to Client hereunder and may use and combine such with other programs and/or material to form an updated work. Such modifications to the licensed Software, either alone or in combination, shall become part of the licensed Software and shall be subject to all of the terms and conditions of this License Agreement, including the right of Client to use such modifications in accordance herewith and including the agreement of Client to limit the use of, the disclosure of and/or access to, such modifications.

         3.9 Client acknowledges that all PC-based Software ("Micro Software") is released in object code only. The following additional provisions shall be applicable to Micro Software:

                 (a) Client may copy the Micro Software and use it on multiple microprocessors solely for the benefit of Client and Client's affiliates including, but not limited to, Client's parent holding company, its subsidiaries and affiliates. The documentation for the Micro Software may be similarly copied and utilized. At Client's option, additional copies may be made either by Client or by ordering the same from ALLTEL Financial at ALLTEL Financial's standard rates.

                 (b) All other restrictions on use, copying or disclosure of the Software licensed hereunder shall also apply to the Micro Software and its documentation. In addition, Client may not provide data processing services using the Micro Software to any person, firm, or corporation (other than Client's affiliates and subsidiaries) without the prior written consent of ALLTEL Financial and the payment to ALLTEL Financial of additional license fees.

                 (c) In consideration of the right to make and use the additional copies granted in Section (a) above, Client agrees and acknowledges that all support for end-users of the Micro Software will be supplied by Client's personnel, and that ALLTEL Financial is not responsible for providing any Micro Software support services to end-users.

4.       ENHANCEMENTS.

         Within ninety (90) days of its delivery of a termination notice, as provided in the Agreement, or within ninety (90) days preceding the Expiration Date, as set forth in the Agreement, Client may elect to purchase program maintenance from ALLTEL Financial for the licensed Software. All updates, modifications and enhancements (the "Updates") to the Software, if any, (once incorporated into any Software hereunder) shall be deemed to be part of the license Software for all purposes hereunder. In the absence of Client's purchase of program maintenance thereafter, ALLTEL Financial shall not be obligated to deliver Updates or related Documentation to Client. If Client exercises this option, Client agrees to pay ALLTEL Financial its current software maintenance rate(s) then in effect for such system(s).

5.       WARRANTIES.

         5.1 ALLTEL Financial warrants to Client that: (i) ALLTEL Financial has the right to furnish the Software, Documentation and other materials provided to Client hereunder free of all liens, claims, encumbrances and other restrictions; (ii) Client shall quietly and peacefully possess the Software, Documentation and other materials provided to Client hereunder, subject to and in accordance with the provisions of this License Agreement; and (iii) Client's use and possession of the Software, Documentation and other materials provided to Client hereunder will not be interrupted or otherwise disturbed by any entity asserting a claim under or through ALLTEL Financial.

         5.2 ALLTEL Financial warrants and represents that the licensed Software will perform, on an appropriately configured IBM computer system, in the manner described in the Documentation thereof.

         5.3 EXCEPT AS PROVIDED HEREIN, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY EXPRESSLY DISCLAIMED AND EXCLUDED.

6.       GENERAL.

         6.1 Taxes. Client agrees to pay all taxes levied by a duly constituted taxing authority against or upon Client's use of the Software or arising out of this License

                 Agreement; exclusive, however, of taxes based on ALLTEL Financial's income, which taxes shall be paid by ALLTEL Financial. Client agrees to pay any tax for which it is responsible hereunder, which may be levied on or assessed against Client directly, and, if any such tax is paid by ALLTEL Financial, to reimburse ALLTEL Financial therefore, upon receipt by Client of proof of payment reasonably acceptable to Client.

         6.2 Patent and Copyright Infringement. ALLTEL Financial agrees to defend and/or handle, at its own expense, any claim or action brought by any third party against Client for actual or alleged infringement of any patent, copyright or similar property right (including, but not limited to, misappropriation of trade secrets) based upon the Software or Documentation furnished hereunder by ALLTEL Financial. ALLTEL Financial further agrees to indemnify and hold Client harmless from and against any and all liabilities, losses, costs, damages, and expenses (including reasonable attorneys' fees) associated with any such claim or action incurred by Client.

                 (a) ALLTEL Financial shall have the sole right to conduct the defense of any such claim or action and all negotiations for its settlement or compromise, unless otherwise mutually agreed to in writing between the parties hereto.

                 (b) ALLTEL Financial agrees to give Client prompt written notice of any written threat, warning or notice of any such claim or action against ALLTEL Financial or any other use or any supplier or components of the Software covered hereunder, which could have an adverse impact on Client's use of same, provided ALLTEL Financial knows of such claim or action.

         6.3 Limitation of Liability. Except for the violation of the provisions of Section 3.2, 3.3, 3.4 or 6.2, if either party shall breach any covenant, agreement or undertaking required of it by this License Agreement, the liability of such party to the other shall be limited to direct damages, actually incurred. In addition, neither party shall be liable for any special or consequential damage suffered by the other party nor liable for any claim or demand made by any third party.

         6.4 Material Breach. In the event of any material breach of the Agreement or of this License Agreement by Client, ALLTEL Financial may (reserving cumulatively all other remedies and rights under this License Agreement in law or in equity) terminate this License Agreement, in whole or in part, by giving ninety (90) days' prior written notice thereof; provided, however, that this License Agreement shall not terminate at the end of said ninety day notice period if Client has substantially cured the breach of which it has been notified prior to the expiration of said ninety (90) days. In the event of such a termination by ALLTEL Financial pursuant to this Section 6.4, Client will promptly discontinue its use of the licensed Software and related Documentation and shall return to ALLTEL Financial all copies thereof in its possession or control. Such return shall also be accompanied by a written certificate, signed by an appropriate executive officer of Client, to the effect that all such Software, related Documentation and copies thereof has been so returned to ALLTEL Financial. In addition, Client agrees that monetary damages will not be sufficient to compensate ALLTEL Financial in the event of any actual or threatened breach by Client of any restriction on Client's use of the licensed Software or Documentation provided in this License Agreement and that, in such event, ALLTEL Financial shall be entitled to injunctive and other equitable relief which may be deemed necessary or appropriate by any court of competent jurisdiction.

         6.5     Bankruptcy.  Notwithstanding anything in this License
                 Agreement to the contrary, either party hereto shall
                 have the right to immediately terminate this License Agreement upon notice to the other in the event of the other's insolvency; receivership; or voluntary or involuntary bankruptcy; in the event of the institution of proceedings therefor, or in the event of assignment for the benefit of creditors; or in the event any substantial part of the other's property is or becomes subject to any levy, seizure, assignment or sale for or by any creditor or governmental agency without
                 being released or satisfied within thirty    (30) days
                 thereafter. In the event of such a termination by ALLTEL Financial pursuant to this Section 6.5, Client will promptly discontinue its use of the licensed Software and related Documentation and shall return to ALLTEL Financial all copies thereof in its possession or control. Such return shall also be accompanied by a written certificate, signed by an appropriate executive officer of Client, to the effect that all such Software, related Documentation and copies thereof have been so returned to ALLTEL Financial. Notwithstanding the foregoing, no such termination shall have any effect upon Client's obligation to pay ALLTEL Financial any amount due hereunder.

         6.6 Notices. Any notices or other communications required or permitted to be given or delivered under this License Agreement shall be in writing (unless otherwise specifically provided herein) and shall be sufficiently given if delivered personally or mailed by first-class mail, postage prepaid,


                 If to Client:                     Regional Acceptance Corporation
                                                   3004 South Memorial Drive
                                                   Greenville, North Carolina 27834
                                                   Attention: Robert D. Barry


                 If to ALLTEL Financial:           ALLTEL Financial Information Services, Inc.
                                                   4001 Rodney Parham Road

                            Little Rock, Arkansas  72212-2496
                            Attention: President


                 or to such other address as either party may from time to time designate to the other by written notice. Any such notice or other communication shall be deemed to be given as of the date it is personally delivered or when placed in the mails in the manner specified.

         6.7 Advertising or Publicity. Neither party shall use the name of the other in advertising or publicity releases without securing the prior written consent of the other.

         6.8 Assignment. This License Agreement shall be binding upon the parties and their respective permitted successors and assigns. Client may not sell, assign, convey or transfer, by operation of law or otherwise, any of its rights or obligations hereunder without the prior written consent of ALLTEL Financial and any such attempted transfer shall be void.

         6.9 Governing Law; Jurisdiction and Venue. The validity of this License Agreement, the construction and enforcement of its terms, and the interpretation of the rights and duties of the parties shall be governed by the laws of the State of Arkansas. Client and ALLTEL Financial hereby consent and agree that jurisdiction and venue for any claim or cause of action arising under this Agreement with respect to the validity, construction or enforcement hereof shall be properly and exclusively in the state or federal courts located in Pulaski County, Arkansas, and expressly waive any and all rights they may have or which may hereafter arise to contest the propriety of such choice of jurisdiction and venue.

         6.10 Modification, Amendment, Supplement and Waiver. No modification, amendment, supplement to or waiver of this License Agreement or any of its provisions shall be binding upon the parties hereto unless made in writing and duly signed by both parties or the party to be charged, as appropriate under the circumstances. A failure or delay of either party to this License Agreement to enforce at any time any of the provisions hereof, or to exercise any option which is herein provided, or to require at any time performance of any of theprovisions hereof, shall in no way be construed to be a waiver of such provision of this License Agreement.

         6.11 Severability. In the event any one or more of the provisions of this License Agreement shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of this License Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable provision, which being valid, legal and enforceable, comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

         6.12 Headings. The headings in this License Agreement are for purposes of reference only and shall not in any way limit or affect the meaning or interpretation of any of the terms hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this License Agreement as of the day, month and year first above written, by the undersigned officers thereunto duly authorized.


ALLTEL FINANCIAL INFORMATION                            REGIONAL ACCEPTANCE
SERVICES, INC.                                          CORPORATION
By:                                                     By:
    --------------------------------                        --------------------------------
Name:                                                   Name:
    --------------------------------                        --------------------------------
Title:                                                  Title:
    --------------------------------                        --------------------------------
Date:                                                   Date:
    --------------------------------                        --------------------------------

                                        Client:  Regional Acceptance Corporation

                                                  Effective Date:  July 1, 1996

                                  EXHIBIT E

                          DISASTER RECOVERY AGREEMENT


         This is a Disaster Recovery Agreement (the "Agreement") made and entered into contemporaneously with the Data Processing Agreement (the "FM Agreement"), dated as of the first day of July, 1996, between ALLTEL Information Services, Inc., an Arkansas corporation, 4001 Rodney Parham Road, Little Rock, Arkansas, 72212-2496 (hereinafter "ALLTEL") and

                        Regional Acceptance Corporation

                             3004 S. Memorial Drive

                              Greenville, NC 27834

(hereinafter "CLIENT").

         WHEREAS, ALLTEL maintains a computer disaster recovery facility for use by Subscribing Clients in the event of a Disaster (see definitions, below); and

         WHEREAS, CLIENT wishes to have access to such computer disaster recovery facility in the event of a Disaster;

         NOW THEREFORE, in consideration of the payments to be made and services to be performed hereunder, the parties agree as follows:

1. DEFINITIONS. The terms and phrases listed below shall have the indicated special meanings when used in this Agreement:

           "DISASTER RECOVERY FACILITY" -- The Computer Equipment described in Attachment 2 and located at ALLTEL's corporate headquarters.

           "DATA CENTER" -- CLIENT's IBM-based computer facility located at:

                               3004 S. Memorial Drive

                               Greenville, NC 27834

           "DISASTER" -- Any interruption in the availability or accessibility of the Data Center, resulting from causes beyond CLIENT's control and reasonably expected to last more than seventy-two (72) continuous hours.

           "MULTIPLE DISASTER" -- Disasters experienced by two or more Subscribing Clients at times when such Subscribing Clients would be entitled to use the Disaster Recovery facility at the same time.

           "SHELL FACILITY" -- Preconditioned space suitable for the installation of CLIENT's computer equipment, located at 409 Shall Street, Little Rock, Arkansas.

           "SUBSCRIBING CLIENT" -- Any person, firm or corporation which has entered into a Disaster Recovery Agreement with ALLTEL for use of the Disaster Recovery Facility.

2.     TERM.

       The term of this Agreement shall begin on July 1, 1996 (the "Effective Date") and shall be coterminous with the FM Agreement.

3.     DISASTER RECOVERY FACILITY.

       3.10 ACCESS. Upon declaration of a Disaster, CLIENT may use the Disaster Recovery Facility under the appropriate class of service, upon at least six hours' notice to ALLTEL, for a period of up to six (6) consecutive weeks (the "Recovery Period"). Thereafter, continued use of the Disaster Recovery Facility, may be permitted except that another Subscribing Client who experiences a Disaster after CLIENT's Recovery Period shall be granted priority access to and use of the facility.

       3.20 ALLTEL COMPUTER EQUIPMENT. ALLTEL will purchase and maintain in force maintenance agreements for the equipment described in Attachment 2.

       3.30 ALLTEL COMPUTER EQUIPMENT CHANGE. ALLTEL may change or relocate its IBM compatible computer equipment configuration at any time upon sixty (60) days prior written notice to CLIENT; provided, however, that no such notice shall be required if any such change does not adversely affect the usefulness to CLIENT of the changed configuration as a Disaster Recovery Facility. If such a change results in the Disaster Recovery Facility becoming materially unusable to CLIENT for disaster recovery, CLIENT may terminate this Agreement in accordance with Paragraph 10 herein.

       3.40 MULTIPLE DISASTERS. In order to reduce the possibility of a Multiple Disaster, ALLTEL will exercise due care and discretion in contracting with new clients to avoid geographic concentrations that would unduly increase exposure. When a new contract is contemplated that would result in a perceived exposure due to a geographic concentration and/or client size, ALLTEL will perform an analysis of said exposure for review by ALLTEL management prior to execution of the proposed contract. In addition, no agreement will be signed with a prospective client who is currently experiencing a Disaster.

                   If a Multiple Disaster occurs, more than one Subscribing Client may be granted access to the Disaster Recovery Facility. ALLTEL will exercise its best efforts to coordinate the activities of these Subscribing Clients.

         3.50 COMPUTER EQUIPMENT COMPATIBILITY ASSURANCE. CLIENT will appoint a Disaster Recovery Coordinator who will maintain records of CLIENT computer equipment sufficient to identify any differences which could affect successful processing, and will promptly notify ALLTEL of any change which may do so. The Disaster Recovery Coordinator will maintain documentation for resolution of such differences in the event of a Disaster. ALLTEL will provide CLIENT with one
                   (1) copy of the ALLTEL Disaster Recovery Services Users Guide to assist CLIENT in the understanding and use of the services provided herein.

                   CLIENT agrees to conduct a test annually in the Disaster Recovery Facility. Each test should be an analysis of compatibility consisting of CLIENT's operating system, applications, and communications software sufficient to achieve the pre-established mutually agreeable objectives. The test should be planned for completion within the test time allocation specified in Attachment 2, although extra chargeable time may be authorized by ALLTEL if unforeseen problems occur and there is a reasonable expectation of solution within the time extension. CLIENT will submit the request for an annual test to ALLTEL using forms and procedures established. ALLTEL will schedule the test on a mutually agreeable date. Data Center personnel will conduct the test with the assistance of ALLTEL staff, as necessary.

         3.60 NON-DISASTER USE. The Disaster Recovery Facility will be used by ALLTEL for development and internal accounting, and for testing of other Subscribing Clients. During any Recovery Period, a Subscribing Client who has declared a Disaster shall take priority over all such use and may preempt Client's' test and use of associated services.

4.       DISASTER RECOVERY PLAN.

         CLIENT agrees to develop or acquire, and to maintain, a specific, written plan for dealing with its data processing needs during a Disaster (the "Disaster Recovery Plan"). A current copy of the Disaster Recovery Plan shall be maintained by CLIENT at its operating facility, at an offsite backup location, at the Data Center, and at ALLTEL's Disaster Recovery Facility.

5.       ALLTEL AND CLIENT RELATIONSHIP.

         5.10 CLIENT PERSONNEL. CLIENT agrees that trained personnel with appropriate levels of authority shall be temporarily located at the Disaster Recovery Facility during all Recovery Period processing to perform all CLIENT operations functions. In addition, to the extent that CLIENT has responsibility under the FM Agreement, CLIENT agrees to provide the necessary supplies and personnel (at the Disaster Recovery Facility or at CLIENT's facility, as required) to perform said functions.

         5.20 TRAVEL AND LIVING EXPENSES. CLIENT will pay all travel and living expenses incurred by either CLIENT or ALLTEL for temporary relocation of personnel as a result of a Disaster and/or testing.

         5.30 ADDITIONAL SERVICES. CLIENT agrees to pay the amounts normally charged to other similarly-situated clients of ALLTEL for all services performed by ALLTEL that are not otherwise provided for in the FM Agreement or in this Agreement.


         5.40 PROCESSING FREQUENCY. This Agreement does not guarantee that all applications will be processed as frequently during the Recovery Period as they are processed under the FM Agreement. The applications processed will be consistent with the priorities set forth in the Disaster Recovery Plan.


         5.50 TIME OF PERFORMANCE. ALLTEL will use diligence to provide the data processing services set forth in the FM
                   Agreement at the times required therein. CLIENT acknowledges, however, that the circumstances of a Disaster are likely to adversely impact ALLTEL's time of performance and that the provisions of the Time of Performance section of the FM Agreement shall continue to be applicable during the Recovery Period.

         5.60 ALLTEL CORPORATE RESOURCES. ALLTEL will use good faith efforts to make available those corporate resources reasonably necessary and not otherwise included in this Agreement, to support CLIENT's disaster recovery efforts. Any resource used that is a chargeable item will be charged at the then prevailing rate for similarly situated clients. The following is a non-exclusive list of items for which ALLTEL shall charge CLIENT. Any additional chargeable item shall be mutually agreed to by the parties. The prices for the items listed are set forth below and may be changed not more than once in any calendar year upon written notice to CLIENT.


                          Systems Programmer                        $110.00/hour
                          Applications Programmer                   $110.00/hour
                          TDS Proprietary Network Support           $ 90.00/hour
                          Non Proprietary Network Support           $110.00/hour
                          Tape Hanger                               $ 35.00/hour
                          Corporate Aircraft                        $800.00/hour

6.     SERVICE LEVELS.

         6.10 BASIC COVERAGE. The basic coverage under this Agreement provides for access to the Disaster Recovery Facility under the Class of Service indicated in Attachment 1.

         6.15 SHELL FACILITY. Access to and use of the Shell Facility are provided under the terms and conditions of Attachment 3.

         6.20 ONLINE. Availability of local terminals at the Disaster Recovery Facility is provided as shown in Attachment 2. Backup of CLIENT's online circuits, if any, is provided under the terms and conditions of the Addendum for Dial Backup Service, the Addendum for Multiplexer Service, the Addendum for Channel Bank Service, the Addendum for Switched 56Kb Service, or the Addendum for Switched T1 Service.

         6.25 REMOTE TESTING. Availability of remote testing capabilities, if any, are provided under the terms and conditions of the Addendum for Remote Testing.

         6.30 REMOTE TERMINAL CLUSTER. Availability of a remote terminal cluster, if any, is provided under the terms and conditions of the Addendum for Remote Terminal Cluster.

7.       FEES.

         7.10 PARTICIPATION FEE. There are three general Classes of Service offered: 1) Asset Based 2) Equipment Based, and 3) CPU Utilization Based. Asset Based Class of Service applies to institutions whose assets are less than $300 million. Equipment Based Class of Service applies to institutions whose assets are greater than or equal to $300 million. CPU Utilization Based Class of Service Class of Service applies to institutions who, due to economic reasons, are processing on a significantly larger CPU than they require. CLIENT will pay the applicable monthly participation fees for the Class of Service indicated in Attachment 1.

         7.20 CLIENT COMPUTER EQUIPMENT CHANGE. Upon the installation or deinstallation of any computer equipment at CLIENT's data center which changes CLIENT's Equipment Based Class of Service, CLIENT agrees to pay the participation fees (whether higher or lower) at the new Class of Service rate. If CLIENT's requirements exceed the capacity of or are incompatible with the subscribed Class of Service, CLIENT will notify ALLTEL. ALLTEL and CLIENT will then have ninety
                   (90) days in which to resolve the capacity or incompatibility situation, which solution may include an agreement with a third party. If, after ninety (90) days from CLIENT's notice to ALLTEL, ALLTEL and CLIENT have not agreed upon a mutually satisfactory solution, either party may terminate this Agreement.

           7.30 FACILITY ACCESS FEE. CLIENT agrees to notify ALLTEL verbally and in writing of its declaration of a Disaster, and such notice shall require payment of the Facility Access Fee set forth in Attachment 1.

           7.40 FACILITY USAGE FEE. During the Recovery Period, CLIENT will also pay the hourly Facility Usage Fee described in Attachment 1.

           7.50 MISCELLANEOUS FEES. CLIENT will pay for miscellaneous third party services that CLIENT authorizes to be performed that are not otherwise provided for in this Agreement at the rates then charged to other similarly-situated ALLTEL clients.

         7.60 ESCALATION OF FEES. ALLTEL may periodically adjust its fees for Disaster Recovery to reflect the various fluctuations in the cost of supplying services. Such adjustments will occur under the same terms and conditions as those described in Exhibit C of the FM Agreement.

8.       PAYMENT AND BILLING.

         CLIENT agrees to pay the Participation Fee monthly in advance. Other applicable fees will be invoiced at least monthly. CLIENT agrees to pay all such fees within thirty days of the respective dates of such invoices.

9.       LOCATION CHANGE.

         CLIENT may change the location of the Data Center upon prior written notice to ALLTEL.

10.      CLIENT TERMINATION.

         CLIENT may terminate this Agreement without penalty or fee if any change in the ALLTEL Computer Equipment under the provisions of paragraph 3.30 results in the Disaster Recovery Facility becoming materially unusable to CLIENT for disaster recovery purposes. CLIENT must notify ALLTEL in writing within thirty (30) days of ALLTEL's announcement of the equipment change. Termination is subject to the actual installation of such equipment and effective as of such equipment change installation date.

11.      SECURITY AND CONFIDENTIALITY.

         CLIENT agrees to observe ALLTEL's security procedures while using the Disaster Recovery Facility. ALLTEL and CLIENT each agree to take such steps and exercise such precautions to protect the proprietary or confidential information of the other as each exercises in protecting its own most valuable proprietary or confidential information. ALLTEL and CLIENT each agree to indemnify the other and hold the other harmless from and against any loss, claim, damage or expense (including attorneys' fees) resulting from or arising out of any unauthorized use or disclosure of the confidential or proprietary information of the other.

12.      SHARED USE.

         CLIENT acknowledges that ALLTEL is not liable for any loss, claim, damage or expense directly or indirectly resulting from the shared use of the Disaster Recovery Facility and related services in the event of a Multiple Disaster, except to the extent that such loss, claim, damage or expense was caused by ALLTEL's negligence or willful misconduct.

13.      DISCLAIMER OF MERCHANTABILITY.

         ALL REPRESENTATIONS AND WARRANTIES OF ALLTEL ARE EXPRESSLY SET FORTH HEREIN. ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE DISASTER RECOVERY FACILITY AND RELATED SERVICES OR THEIR USE, ARE HEREBY DISCLAIMED.

14.      FORCES BEYOND ALLTEL CONTROL.

         ALLTEL shall use reasonable and diligent efforts to make the Disaster Recovery Facility and related services available and operational at all times, and in so doing shall take reasonable steps to safeguard against events which could adversely impact the use thereof.

         ALLTEL is not liable to CLIENT or any other person for claims or damages which result from any failure beyond ALLTEL's control including but not limited to, acts of God, the public enemy, acts of any federal, state or local government, fires, floods, tornadoes, earthquakes or other weather related disasters, war, strikes, unavailability of computer equipment replacement parts, disruption of communication service and utility outages.

15.      GOVERNING LAW.


         This Agreement shall be governed by and construed in accordance with the laws of the State of Arkansas.

IN WITNESS WHEREOF, this Agreement has been executed by the undersigned, hereunto duly authorized, on the date(s) set forth below.

ALLTEL FINANCIAL INFORMATION                                    REGIONAL ACCEPTANCE
 SERVICES, INC.                                                 CORPORATION
By:                                                              By:
   --------------------------------------------                     -------------------------------------------


Name:  David L. Eanes                                            Name:
     ------------------------------------------                       -----------------------------------------
              (Type or Print)                                                    (Type or Print)

Title:  Manager, Disaster Recovery Services                      Title:
      -----------------------------------------                        ----------------------------------------


Date:                                                            Date:
     ------------------------------------------                       -----------------------------------------

                                  ATTACHMENT 1

                                  FEE SCHEDULE

CLIENT's CLASS OF SERVICE is determined by the CPU size (in RPR) in the Data Center. The services provided hereunder are indicated below under CLASS OF SERVICE. Total Monthly Participation Fees are computed below and are included in the monthly fees shown in Exhibit C.

                                                                                         CLASS OF SERVICE
                                                                                         ----------------
                                                                                         Equipment Based
I.      PARTICIPATION FEES:
        Basic Coverage includes:                                                                 incl.
          Computer Equipment List (Attachment 2)                                                 incl.
          Shell Facility (Attachment 3)                                                          incl.
        Online Processing:
          Dial Backup Service                                                                    incl.
        Remote Testing                                                                           incl.
        Remote Terminal Cluster                                                                  incl.
        TOTAL MONTHLY PARTICIPATION FEE                                                          incl.

II.     FACILITY ACCESS FEE:
        Disaster Recovery Facility                                                           $  5,000

III.    FACILITY USAGE FEE:
        Disaster Recovery Facility (Clock Hour)                                              $    100
        Shell Facility (Sq. Ft./Day)                                                         $    .15

                                  ATTACHMENT 2

                            COMPUTER EQUIPMENT LIST

                       CLASS OF SERVICE "EQUIPMENT BASED"


                                 Equipment
 Quantity                       Type-Model                       Description
 --------                       ----------                       -----------
    1                           AS400-300-2042                   Processor (or Equivalent) and the
                                                                 following equivalent capacities:

    4                           IBM 3196                         Terminals (Local)

   25 Gb                        EMC HX 3SR-4F                    Disk Storage

    1                           IBM 2440                         Tape Drive (1600/6250 BPI)

    1                           EMC 7208                         8 MM Tape Cartridge (7 Gb)

    1                           BM 5262                          Printer (800 LPM)

    8 Hours                     Test Time                        Eight Wall-Clock Hours
                                                                     (Non-cumulative)

                                  ATTACHMENT 3

                                 SHELL FACILITY


1.       ALLTEL DISASTER RECOVERY SHELL FACILITY.

         1.10 ACCESS AND UTILIZATION. Upon declaration of a Disaster, CLIENT will have access to the Shell Facility for a period of up to nine (9) months (the "Extended Recovery Period"). In the event of a Multiple Disaster, more than one Subscribing Client may be granted access to the Shell Facility pursuant to Section 3.40 of the Agreement. ALLTEL may utilize the facility if a Disaster occurs in any of its own data centers.

         1.20 COMPUTER EQUIPMENT. No computer equipment will be installed prior to the Recovery Period. The party who owned the equipment in the Data Center will be responsible for procurement, shipment and installation of all required equipment following the declaration of a Disaster.

         1.30 SPECIFICATIONS. The Shell Facility consists of 17,500 sq. ft. of space, including 4,500 sq. ft. of raised floor area. Air conditioning capacity is 600,000 BTU/HR, electrical capacity is 160KVA. There are 200 telephone pairs into the building, with 20 pairs active. The remaining non-raised floor area consists of office and storage space for CLIENT use. CLIENT will pay the fee prescribed in Attachment 1, for the amount of space actually used by CLIENT during the Extended Recovery Period.

2.       CLIENT PERSONNEL.

         CLIENT agrees that trained personnel of CLIENT, with appropriate levels of authority shall be temporarily located at the Shell Facility during the Extended Recovery Period to perform all CLIENT operations functions. An ALLTEL representative will be present while CLIENT personnel are occupying the Shell Facility. To the extent that they are available, qualified ALLTEL personnel may be assigned to augment CLIENT's staff at the rates referenced in Section 5.30 of the Agreement.

3.       TERMINATION.

         ALLTEL may terminate this Attachment, without the termination of the Agreement and other attachments, addenda or schedules, upon thirty
         (30) days prior written notice to CLIENT. Should this service be supplanted by another form of service which is useful to CLIENT, CLIENT will be afforded priority to subscribe to the new service.

                                   ADDENDUM

                                     FOR

                             DIAL BACKUP SERVICE

1.       ALLTEL RESPONSIBILITIES.

         ALLTEL agrees to provide dial backup modems and a sufficient number of dial telephone lines and matrix switch port connections at the Disaster Recovery Facility ("DRF") to permit connectivity to the Disaster Recovery Front End Processor ("FEP") during the recovery period. ALLTEL will ship the modems to CLIENT's designated locations as soon as possible after CLIENT declares a Disaster.

2.       CLIENT RESPONSIBILITIES.

         CLIENT will provide a location for the installation of dial backup equipment for each designated circuit. At each location, an Alternate Control Point ("ACP") will be installed, along with a corresponding dial telephone circuit, for each CLIENT multi-point circuit to be backed up. CLIENT will notify ALLTEL in writing of ACP locations and of any changes as they occur. CLIENT agrees to provide all other hardware, including compatible modems, communications links and any necessary software to utilize this service. CLIENT also agrees to pay the then current prices to lease or purchase all such equipment and to bear all shipping, installation, and telephone usage charges. CLIENT acknowledges that response times may be greater than those experienced during normal operations.

3.       CONFIGURATION.

         The following configuration will be available for the prescribed monthly fee for Dial Backup Service:

         Quantity         Manufacturer/Type                 Description
         --------         -----------------                 -----------
             1            Southwestern Bell                 Dial telephone circuits
             1            AT&T 3811                         2.4 - 14.4 Bps Dial Backup Modems
             1            AT&T 3810                         2.4 - 14.4 Bps Dial Backup Modems



4.       TESTING.

         ALLTEL hereby grants CLIENT usage of up to three of the modems for up to one week annually for the purpose of online testing in conjunction and concurrently with other tests of CLIENT's disaster recovery requirements. ALLTEL will air-ship the dial backup modem(s) to CLIENT during the week prior to the test. CLIENT will install the modem(s) per ALLTEL instructions and pay all shipping, installation, and telephone usage charges. CLIENT will return air-ship the modem(s) to ALLTEL Disaster Recovery on the first work day following the test.

5.       FEES.

         Fees for the services provided by ALLTEL under this Addendum are included in the Monthly Participation Fees set out in Attachment 1.

                                    ADDENDUM

                                      FOR

                                 REMOTE TESTING


1.       ALLTEL RESPONSIBILITIES.

         ALLTEL agrees to provide at the Disaster Recovery Facility ("DRF") the hardware, software and communications devices for testing remotely on CLIENT-owned equipment at CLIENT's designated location.

2.       CLIENT RESPONSIBILITIES.

         CLIENT must ship all necessary tapes and documentation to ALLTEL prior to the test and follow normally prescribed procedures. CLIENT's disaster recovery plan should document the intent to use similar remote capabilities during a disaster. CLIENT agrees to provide all other hardware, including a compatible modem at CLIENT's location, along with a compatible terminal, controller, and communications link. CLIENT agrees to pay all telephone usage charges required to utilize this service from CLIENT's location to the DRF. CLIENT must provide at least one operator at the DRF to perform all CLIENT operations functions, unless ALLTEL, at its sole discretion, elects to waive this requirement.

3.       CONFIGURATION.

         The following configuration will be available for the prescribed monthly fee for Remote Testing:

         Quantity         Manufacturer/Type                 Description
         --------         -----------------                 -----------
             1            Southwestern Bell                 Dial telephone circuit
             1            AT&T 3811                         2.4 - 14.4 Bps Dial Backup Modems
             1            AT&T 3810                         2.4 - 14.4 Bps Dial Backup Modems



4.       TESTING.

         ALLTEL hereby grants CLIENT access to the Remote Testing configuration for the purpose of file transfer testing in conjunction with other tests of CLIENT's disaster recovery requirements.
5.       FEES.

         Fees for the services provided by ALLTEL under this Addendum are included in the Monthly Participation Fees set out in Attachment 1 to the Disaster Recovery Agreement.




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

                                    ADDENDUM

                                      FOR

                            REMOTE TERMINAL CLUSTER


1.       ALLTEL RESPONSIBILITIES.

         ALLTEL agrees to provide for use at CLIENT's facility the hardware and communications devices, along with the required dial telephone access, to permit remote terminal connectivity to the Disaster Recovery Central Processing Unit (CPU) within approximately one to three days after CLIENT's declaration of a disaster.

2.       CLIENT RESPONSIBILITIES.

         CLIENT will make arrangements in advance, for the potential location of this equipment, and will document such arrangements in CLIENT's Disaster Recovery Plan and will, furthermore, advise ALLTEL of these arrangements and of any changes that may occur. CLIENT agrees to pay the then current prices to purchase or lease all shippable equipment and to bear all shipping, installation, and telephone usage charges associated with said usage or testing. CLIENT also agrees to provide all other hardware, cables and communications interfaces and any software required to utilize this service. CLIENT acknowledges that response times may be greater than those experienced during normal operations.

3.       CONFIGURATION.

         The following configuration will be available for the prescribed monthly fee for the Remote Terminal Cluster:

         Quantity         Manufacturer/Type                 Description
         ----------       -----------------                 -----------
             1            Southwestern Bell                 Dial telephone circuit
             1            IBM 5294                          Remote Controller (1)
             4            IBM 5291                          Terminals and cables
             2            AT & T 2000 Series                Modems with dial backup



4.    TESTING.

      ALLTEL hereby grants CLIENT usage of the remote terminal configuration at the DRF for the purpose of testing the Remote Terminal Cluster option in conjunction and concurrently with other tests of CLIENT's disaster recovery requirements.




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



5.    FEES.

      Fees for the services provided by ALLTEL under this Addendum are included in the Monthly Participation Fees set out in Attachment 1.